Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Third Quarter 2008,
Raises Full-Year EPS Guidance
— Company Reports Quarterly EPS of $0.53, Up 71% Versus Prior Year,
As Total Revenues Rise 19% to $121.2 Million —
— Company Generates $67.3 Million of Cash from Operating Activities in Third Quarter —
— Company Now Expects Full-Year EPS of $1.91 to $1.93 —
SAN DIEGO, CA, October 30, 2008 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the third quarter of 2008 and raised its full-year guidance for earnings per share (EPS).
“Gen-Probe posted very good financial results in the third quarter of 2008, driven by solid growth in both our clinical diagnostics and blood screening businesses and substantially improved gross margins,” said Henry L. Nordhoff, the Company’s chairman and chief executive officer.
In the third quarter of 2008, product sales were $108.3 million, compared to $97.4 million in the prior year period, an increase of 11%. Total revenues for the third quarter of 2008 were $121.2 million, compared to $101.7 million in the prior year period, an increase of 19%. Net income was $29.1 million ($0.53 per share) in the third quarter of 2008, compared to $17.3 million ($0.31 per share) in the prior year period, an increase of 68% (71% per share).
For the first nine months of 2008, product sales were $323.5 million, compared to $278.5 million in the prior year period, an increase of 16%. Total revenues for the first nine months of 2008 were $363.6 million, compared to $304.1 million in the prior year period, an increase of 20%. Net income was $85.8 million ($1.56 per share) in the first nine months of 2008, compared to $65.7 million ($1.21 per share) in the prior year period, an increase of 31% (29% per share).
In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented on a U.S. GAAP basis. Some totals may not foot due to rounding.
Detailed Results
Gen-Probe’s clinical diagnostics sales in the third quarter of 2008 benefited from continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the third quarter compared to the prior year period, in line with Gen-Probe’s expectations.

In blood screening, product sales in the third quarter of 2008 benefited from increased international and domestic sales of the PROCLEIX® ULTRIO® assay, and from approximately $1.8 million of foreign exchange benefit compared to the prior year. Chiron, a business unit of Novartis Vaccines and Diagnostics, markets the Company’s blood screening products worldwide.
Product sales were, in millions:

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2008	2007		Increase	2008	2007	Increase

Clinical diagnostics	$55.5	$51.8	*	7%	$165.2	$149.5	11%
Blood screening	$52.7	$45.6		16%	$158.2	$129.0	23%

Total product sales	$108.3	$97.4		11%	$323.5	$278.5	16%

*	As previously disclosed, clinical diagnostics sales in the third quarter of 2007 included approximately $3 million of one-time, incremental instrument sales. Excluding these sales from the prior year period, clinical diagnostics growth in the third quarter of 2008 would have been approximately 14%, and total product sales growth would have been about 15%.
Collaborative research revenues in the third quarter of 2008 were $11.3 million, compared to $3.1 million in the prior year period. This significant increase resulted primarily from a $10 million milestone the Company earned from Chiron based on the full approval by the US Food and Drug Administration (FDA) of the PROCLEIX ULTRIO assay on the TIGRIS system. For the first nine months of 2008, collaborative research revenues were $18.5 million, compared to $11.2 million in the prior year period, an increase of 65%.
Royalty and license revenues for the third quarter of 2008 were $1.6 million, compared to $1.2 million in the prior year period, an increase of 33% that resulted primarily from higher royalties from Chiron associated with the use of Gen-Probe’s technologies in the plasma screening market. For the first nine months of 2008, royalty and license revenues were $21.6 million, compared to $14.4 million in the prior year period, an increase of 50% that resulted primarily from revenue that was recorded in the first quarters of 2007 and 2008 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer (now Siemens Medical Solutions Diagnostics). Specifically, Gen-Probe recorded $10.3 million of revenue from this settlement in the first quarter of 2007, and a final payment of $16.4 million in the first quarter of 2008.
Gross margin on product sales in the third quarter of 2008 was 71.7%, compared to 67.3% in the prior year period. This increase resulted primarily from increased sales of blood screening products and APTIMA® assays, reduced sales of lower-margin instrumentation, and operational efficiencies. For the first nine months of 2008, gross margin on product sales was 70.4%, compared to 67.3% in the prior year period.
Research and development (R&D) expenses in the third quarter of 2008 were $24.5 million, compared to $27.6 million in the prior year period, a decrease of 11% that resulted primarily from the purchase of human papillomavirus (HPV) oligonucleotides from Roche in the prior year period. For the first nine months of 2008, R&D expenses were $76.9 million, compared to $72.8 million in the prior year period, an increase of 6% that resulted primarily from costs associated with key development programs such as the post-marketing studies of the PROCLEIX ULTRIO assay in the United States, the investigational APTIMA human papillomavirus (HPV) assay, and Gen-Probe’s fully automated instrument system for low- and mid-volume labs, known as PANTHER.

Marketing and sales expenses in the third quarter of 2008 were $10.7 million, compared to $9.7 million in the prior year period, an increase of 10% that resulted primarily from European market development efforts related to the Company’s APTIMA Combo 2, APTIMA HPV and PROGENSATM PCA3 assays. For the first nine months of 2008, marketing and sales expenses were $34.1 million, compared to $28.6 million in the prior year period, an increase of 19%.
General and administrative (G&A) expenses in the third quarter of 2008 were $12.9 million, compared to $11.4 million in the prior year period, an increase of 13% that resulted primarily from increased compensation and legal costs. For the first nine months of 2008, G&A expenses were $38.5 million, compared to $34.7 million in the prior year period, an increase of 11%.
Total other income in the third quarter of 2008 was $2.2 million, compared to $3.3 million in the prior year period, a decrease of 33% that resulted primarily from a $1.6 million impairment charge associated with the Company’s equity investment in Qualigen, Inc. The Company reviews its investments regularly and records impairment charges when an investment has experienced a decline that is expected to be other-than temporary. For the first nine months of 2008, total other income was $11.6 million, compared to $8.6 million in the prior year period, an increase of 35% that resulted primarily from higher short-term investment balances.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2008, the Company had $555.5 million of cash, cash equivalents and short-term investments, and no debt. In the third quarter of 2008, the Company generated net cash of $67.3 million from its operating activities, while spending $4.8 million on property, plant and equipment. In the first nine months of 2008, Gen-Probe generated net cash of $159.0 million from its operating activities, compared to the Company’s year-to-date net income of $85.8 million.
Updated 2008 Financial Guidance
“Based on our strong performance in the third quarter, we are raising our full-year 2008 EPS guidance and tightening our revenue range upward,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer. Gen-Probe’s 2008 financial guidance is:

	Current Guidance	Previous Guidance

Total revenues	$470 million to $472 million	$467 million to $472 million
Product gross margins	70%	69% to 70%
R&D expenses	22%	22% to 23%
Marketing and sales expenses	10%	9% to 10%
G&A expenses	11%	11%
Tax rate	34%	34%
Diluted shares outstanding	55 million	55 million to 56 million
EPS	$1.91 to $1.93	$1.83 to $1.87
Recent Events
•	FDA Approves PROCLEIX ULTRIO Assay. On August 13, Gen-Probe announced that the FDA had approved the Company’s supplemental regulatory application to use the PROCLEIX ULTRIO assay to screen donated blood for the hepatitis B virus (HBV). The FDA had previously approved the assay to screen donated blood for HIV-1 and the hepatitis C virus (HCV). The assay is now approved to screen donated blood, plasma, organs and tissue for the three viruses in individual blood donations or in pools of up to 16 blood samples. The assay may be run on the enhanced semi-automated PROCLEIX system (eSAS) and on the fully automated, high-throughput TIGRIS system.

•	PROCLEIX ULTRIO Study Results. On October 7, independent investigators presented key results of the PROCLEIX ULTRIO post-marketing HBV “yield” studies at the annual meeting of the AABB. A total of 3.7 million blood donations were screened in the two studies. Approximately 54% of the donations were tested in pools of 16 donations, 30% were tested in pools of eight donations, and 16% were tested as individual donations. The ULTRIO assay detected eight cases of HBV yield, with yield defined as HBV-infected blood donations that were missed by serology screening. These donations therefore could have been transfused if not for the use of the ULTRIO assay. In addition, the ULTRIO assay had a specificity of greater than 99.9% in both studies, meaning that it generated fewer than 0.1% “false positive” results. Based in part on the results of these studies, the FDA fully approved the assay as described above.
•	$250 Million Stock Repurchase Plan. On August 26, Gen-Probe announced that its board of directors had authorized the repurchase of up to $250 million of the Company’s common stock over the two years following adoption of the program. Under the plan, repurchases may occur from time to time and at Gen-Probe’s discretion, depending on market conditions and other factors. Shares may be purchased on the open market or through private transactions, pursuant to Rule 10b5-1 trading plans or other available means. The Company repurchased approximately $10 million of its stock in the third quarter.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2008 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (866) 505-9257 for domestic callers and (203) 369-1881 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective NATs that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
APTIMA, APTIMA COMBO 2, PACE and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2008 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, updated financial guidance, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2008 growth, revenue, earnings or other financial targets, (ii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iii) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (iv) the risk that new products or indications may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (v) we may not be able to compete effectively, (vi) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (vii) we are dependent on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (viii) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (ix) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (x) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xi) the risk that our intellectual property may be infringed by third parties or invalidated, and (xii) our involvement in patent and other intellectual property and commercial litigation could be expensive, could divert management’s attention, and could interfere with our ability to develop and distribute products. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,366	$75,963
Short-term investments	481,127	357,531
Trade accounts receivable, net of allowance for doubtful accounts of $700 and $719 at September 30, 2008 and December 31, 2007, respectively	28,632	32,678
Accounts receivable — other	3,684	11,044
Inventories	53,241	48,540
Deferred income tax — short term	9,985	8,825
Prepaid income tax	2,358	2,390
Prepaid expenses	10,409	17,505
Other current assets	7,068	4,402

Total current assets	670,870	558,878

Property, plant and equipment, net	139,554	129,493
Capitalized software, net	14,037	15,923
Goodwill	18,621	18,621
Deferred income tax — long term	7,744	7,942
License, manufacturing access fees and other assets, net	58,368	58,196

Total assets	$909,194	$789,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,163	$11,777
Accrued salaries and employee benefits	25,908	20,997
Other accrued expenses	4,081	4,014
Income tax payable	3,909	846
Deferred revenue — short term	1,544	2,836

Total current liabilities	54,605	40,470

Non-current income tax payable	4,216	3,958
Deferred income tax — long term	69	75
Deferred revenue — long term	2,500	4,607
Deferred rent	—	10
Deferred compensation plan liabilities	2,330	1,893

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 54,374,929 and 53,916,298 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	439,402	415,229
Accumulated other comprehensive (loss) / income	(949)	1,604
Retained earnings	407,016	321,202

Total stockholders’ equity	845,474	738,040

Total liabilities and stockholders’ equity	$909,194	$789,053

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$108,253	$97,402	$323,461	$278,451
Collaborative research revenue	11,343	3,118	18,453	11,239
Royalty and license revenue	1,581	1,213	21,640	14,375

Total revenues	121,177	101,733	363,554	304,065

Operating expenses:
Cost of product sales	30,681	31,810	95,827	91,148
Research and development	24,507	27,582	76,941	72,813
Marketing and sales	10,709	9,651	34,070	28,580
General and administrative	12,908	11,380	38,516	34,742

Total operating expenses	78,805	80,423	245,354	227,283

Income from operations	42,372	21,310	118,200	76,782
Interest income	4,167	3,327	12,274	8,935
Interest expense	(1)	—	(3)	30
Other income/(expense)	(1,929)	6	(647)	(355)

Total other income, net	2,237	3,333	11,624	8,610

Income before income tax	44,609	24,643	129,824	85,392

Income tax expense	15,531	7,392	44,010	19,664

Net income	$29,078	$17,251	$85,814	$65,728

Net income per share:
Basic	$0.54	$0.32	$1.59	$1.25

Diluted	$0.53	$0.31	$1.56	$1.21

Weighted average shares outstanding:
Basic	54,084	53,221	53,882	52,661

Diluted	55,322	54,857	55,117	54,210

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Operating activities:
Net income	$85,814	$65,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,217	25,518
Amortization of premiums on investments, net of accretion of discounts	5,118	3,379
Stock-based compensation charges	15,012	14,487
Stock-based compensation income tax benefits	3,025	2,031
Excess tax benefit from stock-based compensation	(2,510)	(13,055)
Gain on sale of stock holdings of Molecular Profiling Institute, Inc.	(1,600)	—
Impairment charges	5,086	—
Loss on disposal of property and equipment	38	202
Changes in assets and liabilities:
Accounts receivable	11,403	(15,861)
Inventories	(4,270)	2,660
Prepaid expenses	7,060	(6,538)
Other current assets	(2,255)	(2,756)
Other long term assets	(510)	(930)
Accounts payable	7,381	1,116
Accrued salaries and employee benefits	4,922	6,328
Other accrued expenses	96	5,343
Income tax payable	2,926	(14,544)
Deferred revenue	(3,399)	202
Deferred income tax	(961)	794
Deferred rent	(10)	(88)
Deferred compensation plan liabilities	436	544

Net cash provided by operating activities	159,019	74,560

Investing activities:
Proceeds from sales and maturities of short-term investments	94,103	54,012
Purchases of short-term investments	(225,290)	(182,449)
Purchases of property, plant and equipment	(30,530)	(17,674)
Capitalization of intangible assets, including license and manufacturing access fees	(1,868)	(2,127)
Sale of stock holdings of Molecular Profiling Institute, Inc.	4,100	—
Cash paid for Roche manufacturing access fees	(10,000)	—
Other items, net	10	(334)

Net cash used in investing activities	(169,475)	(148,572)

Financing activities:
Repurchase and retirement of restricted stock for payment of taxes	(1,309)	(1,020)
Repurchase and retirement of common stock	(9,992)	—
Excess tax benefit from stock-based compensation	2,510	13,055
Proceeds from issuance of common stock	17,848	40,677

Net cash provided by financing activities	9,057	52,712

Effect of exchange rate changes on cash and cash equivalents	(198)	283

Net decrease in cash and cash equivalents	(1,597)	(21,017)
Cash and cash equivalents at the beginning of period	75,963	87,905

Cash and cash equivalents at the end of period	$74,366	$66,888